Illumina Completes Acquisition of Verinata Health
SAN DIEGO--(BUSINESS WIRE)--Feb. 21, 2013-- Illumina, Inc. (NASDAQ: ILMN) today announced it has completed its previously announced acquisition of Verinata Health, Inc., a leading provider of non-invasive tests for the early identification of fetal chromosomal abnormalities. As of the close, Verinata Health became a wholly owned subsidiary of Illumina.
"We look forward to working with the talented team at Verinata to quickly integrate our two companies," said Jay T. Flatley, President and Chief Executive Officer of Illumina. "Verinata was founded with a mission to improve maternal and fetal health via the development of the verifi® prenatal test, a non-invasive prenatal test (NIPT) for high-risk pregnancies. As an innovator in the NIPT field, Verinata was the first provider to expand the test offering to include sex abnormalities. Bringing our two companies together provides a very strong collection of technologies and partners in the reproductive health market, with solutions that will lead to improved health outcomes."
With completion of the acquisition, Illumina now has access to Verinata's verifi prenatal test and to the most comprehensive intellectual property portfolio in the NIPT industry. As previously announced, the verifi test will continue to be offered through Verinata's CLIA- and CAP-accredited laboratory, and the company will continue to generate the clinical data necessary for future regulatory submissions.
About Illumina
Illumina (www.illumina.com) is a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function. We provide innovative sequencing and array-based solutions for genotyping, copy number variation analysis, methylation studies, gene expression profiling, and low-multiplex analysis of DNA, RNA, and protein. We also provide tools and services that are fueling advances in consumer genomics and diagnostics. Our technology and products accelerate genetic analysis research and its application, paving the way for molecular medicine and ultimately transforming healthcare.
Forward-Looking Statements
This release may contain forward looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in any forward-looking statements are detailed in our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We do not intend to update any forward-looking statements after the date of this release.
Source: Illumina, Inc.
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